UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

802 SE Plaza Avenue, Suite 200, Bentonville, Arkansas 72712

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joshua G. Welch

On January 9, 2018, the Board of Directors of America’s Car-Mart, Inc. (the “Company”) elected Joshua G. Welch as a new, independent director. Mr. Welch will serve until the Company’s 2018 Annual Meeting of Stockholders, and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. This appointment fills the vacancy resulting from the previously announced resignation of Eddie Hight from the Board of Directors in November 2017. Mr. Welch was appointed to the compliance and nominating committees of the Board.

Mr. Welch, age 53, is the founder and currently the Managing Partner of Vicuna Capital I, LP, an investment management partnership founded in 1998. From June 1990 to June 1998, Mr. Welch was a securities analyst with the Tisch Family Interests, where he served on the board of Equimark Corp, a publicly-traded national bank.  Mr. Welch's qualifications to serve on the board include his financial and analytical skills.  Mr. Welch is a graduate of Williams College and Columbia Business School and has served on numerous charitable boards.

There is no arrangement or understanding between Mr. Welch and any other persons pursuant to which Mr. Welch was selected as a director. There are no transactions to which the Company or any of its subsidiaries is a party in which Mr. Welch has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Retirement of William H. “Hank” Henderson

On January 5, 2018, America’s Car Mart, Inc., the Company’s principal operating subsidiary, entered into a Retirement and Transition Agreement (the “Retirement Agreement”) with William H. “Hank” Henderson, who retired as Chief Executive Officer of the Company effective December 31, 2017 (the “Retirement Date”). As previously announced, Mr. Henderson will remain with the Company as an advisor to senior management and on the Company’s Board of Directors.

The principal terms of the Retirement Agreement, which is effective as of January 1, 2018, provide that:

•	Mr. Henderson will serve as a consultant and adviser to senior management for a two-year period following the Retirement Date for a monthly consulting fee of $2,000.

•	In recognition of Mr. Henderson’s significant contributions and long-standing service to the Company, he will receive a special retirement bonus in an amount equal to $1,100,000 in a lump sum.

•	Mr. Henderson’s existing stock options will continue to vest and remain exercisable to the extent vested in accordance with the applicable stock option agreements and the Company’s Amended and Restated Stock Option Plan, subject to his continuous service as a director or consultant of the Company.

•	Mr. Henderson will receive any vested accrued benefits under the Company’s 401(k) and nonqualified deferred compensation plans in accordance with the terms of those plans, and he will continue to receive health insurance coverage under the Company’s employee and executive health insurance plans for two years following the Retirement Date as a former executive who remains a director of the Company, subject to his continued service as a director.

•	Beginning as of the Retirement Date, Mr. Henderson will be eligible to receive the annual $40,000 retainer payable to each of the Company’s non-employee directors. However, during the first two fiscal years following the Retirement Date, he will not be eligible to receive any stock options or restricted shares granted to non-employee directors.

Mr. Henderson will receive the foregoing payments and benefits, other than the non-employee director fees, provided he executes and does not revoke a customary release of claims in favor of the Company and he complies with non-competition, non-solicitation, and non-disclosure covenants described in the Retirement Agreement.

The foregoing summary of the terms and conditions of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Retirement and Transition Agreement, dated as of January 1, 2018, between America’s Car Mart, Inc. and William H. Henderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: January 11, 2018	/s/ Vickie D. Judy
Vickie D. Judy
Chief Financial Officer
(Principal Financial Officer)

Exhibit Index

10.1	Retirement and Transition Agreement, dated as of January 1, 2018, between America’s Car Mart, Inc. and William H. Henderson.